Exhibit 99.1

Civitas Solutions Reports Fiscal 2017 First Quarter Financial Results

BOSTON, MA, February 9, 2017 - Civitas Solutions, Inc. (NYSE: CIVI) today reported financial results for the fiscal first quarter ended December 31, 2016.

First Quarter Fiscal 2017 Highlights

•	First quarter net revenue increased 3.9% to $359.4 million; excluding at-risk youth ("ARY") divested operations, first quarter net revenue increased by 6.1%

•	First quarter net income was $4.2 million, compared to a net loss of $5.6 million in the first quarter of fiscal 2016

•	First quarter Adjusted EBITDA increased 3.3% to $37.5 million

“Our first quarter growth reflects increases in volumes and rates in our I/DD, SRS and ADH service lines, and includes a very strong operating performance from our SRS service line, in which gross revenue increased 9.7%. In addition, gross revenue from our newest service line—adult day health—doubled from the year earlier period, and we continued to reduce leverage. At the same time, we maintained our elevated level of new start investment and, while the first quarter was quiet with regard to the closing of M&A deals, we are poised to leverage a robust acquisition pipeline.”

First Quarter Fiscal 2017 Financial Results

Net revenue for the first quarter was $359.4 million, an increase of $13.6 million, or 3.9%, over net revenue for the same period of the prior year. The growth in net revenue was negatively impacted by the divestiture of our ARY operations in six states during fiscal 2015 and the first half of fiscal 2016, which resulted in a decrease in net revenue of $6.9 million as compared to the first quarter of the prior year. Excluding these operations, net revenue increased by $20.5 million, or 6.1%, of which $11.5 million was from acquisitions that closed during and after the quarter ended December 31, 2015, and $9.0 million was from organic growth.

Net revenue consisted of:

•	Intellectual and Developmental Disabilities ("I/DD") services net revenue of $238.2 million, an increase of 3.6% compared to the first quarter of fiscal 2016.

•	Post-Acute Specialty Rehabilitation Services ("SRS") services net revenue of $74.3 million, an increase of 9.2% compared to the first quarter of fiscal 2016.

•	ARY service net revenue of $35.8 million, a decrease of 15.3% compared to the first quarter of fiscal 2016. Excluding the ARY divestitures, ARY services net revenue increased by 1.2%.

•	Adult Day Health ("ADH") services net revenue of $11.1 million, an increase of approximately 100% compared to the first quarter of fiscal 2016.

Income from operations for the first quarter was $15.5 million, or 4.3% of net revenue, compared to $7.2 million, or 2.1% of net revenue, for the first quarter of the prior year. The increase in our operating margin was driven by a decrease in general and administrative expenses compared to the first quarter of fiscal 2016. This decrease was primarily due to cost containment efforts and a $9.6 million reduction in stock based compensation resulting from a $10.5 million stock based compensation charge recorded during the first quarter of the prior year related to awards under our former equity plan. The increase in our operating margin was partially offset by an increase in direct labor costs, due to higher amounts of overtime in some markets and increased health insurance costs, and an increase in occupancy costs due to higher open occupancy rates primarily within our I/DD business. The increase was also partially offset by a $2.9 million favorable adjustment to acquisition related contingent consideration recorded during the first quarter of the prior year.

Net income for the first quarter was $4.2 million compared to a net loss of $5.6 million for the same period of the prior year. Net loss during the first quarter of fiscal 2016 was negatively affected by the tax impact of the stock compensation charge described above, which was not deductible for tax purposes.

Basic and diluted net income per common share from continuing operations was $0.11 for the first quarter ended December 31, 2016, compared to basic and diluted net loss per common share from continuing operations of $0.15 for the same period of the prior year.

Adjusted EBITDA for the first quarter was $37.5 million, or 10.4% of net revenue, compared to Adjusted EBITDA of $36.3 million, or 10.5% of net revenue, for the first quarter of the prior year. The increase in our Adjusted EBITDA was primarily due to cost containment efforts in administrative staffing, business and office related costs and the positive impact of divesting lower margin ARY businesses during the first half of fiscal 2016. The increase was partially offset by the increases in direct labor and occupancy costs described above.

Fiscal 2017 Outlook and Guidance

The Company is confirming its fiscal year 2017 net revenue and Adjusted EBITDA guidance that it originally communicated on December 14, 2016 during the release of fiscal 2016 fourth quarter and full year results.

For fiscal 2017, we are maintaining our guidance for net revenue with a range of $1.48 billion to $1.52 billion and Adjusted EBITDA with a range of $162.0 million to $166.0 million.

A reconciliation of the low-end and high-end of the Adjusted EBITDA guidance to net income is as follows:

	Fiscal Year Ending September 30, 2017
(In millions)	Low-end	High-end
Net income	$26.7	$29.1
Provision for income taxes	17.8	19.4
Interest expense, net	32.7	32.7
Depreciation and amortization	73.0	73.0
Stock-based compensation	10.0	10.0
Contingent consideration adjustment	0.4	0.4
Expense reduction project costs	1.4	1.4
Adjusted EBITDA	$162.0	$166.0
Modeling guidelines for the current fiscal year assume the following:

Average basic and diluted shares outstanding for the year: 38 million
Capital expenditures: 3.3% of net revenue
Annual tax rate: 40%

Net income as presented in the reconciliation of Adjusted EBITDA guidance to net income may be further impacted by potential future non-operating charges that would impact net income without affecting Adjusted EBITDA.

Conference Call
This afternoon, Thursday, February 9, 2017, Civitas Solutions management will host a conference call at 5:00 pm (Eastern Time) to discuss the fiscal 2017 first quarter operating results.

Conference Call Dial-in #:
Domestic U.S. Toll Free:        877-255-4315
International:            412-317-5467

Replay Details (available 1 hour after conclusion of the conference call through 5/9/2017):
Domestic U.S. Toll Free:         877-344-7529
International:             412-317-0088
Canada Toll Free:        855-669-9658
Replay Access Code:         10101091

A live webcast of the conference call will be available via the investor relations section of the Company’s website: www.civitas-solutions.com. Following the call, an archived replay of the webcast will be available on this website through May 9, 2017.

Non-GAAP Financial Information

This earnings release includes a discussion of Adjusted EBITDA, net revenue excluding ARY divested operations, and net debt, which are non-GAAP financial measures. Adjusted EBITDA is presented because it is an important measure used by management to assess financial performance, and management believes it provides a more transparent view of the Company’s underlying operating performance and operating trends. In addition, the Company believes this measurement is important because securities analysts, investors and lenders use this measurement to compare the Company’s performance to other companies in our industry. Net revenue excluding ARY divested operations is presented to enhance investors’ understanding of the financial performance and operating trends of the continuing operations. Net debt is presented because it is useful for lenders, securities analysts, and investors in determining the Company's net debt leverage ratio.

The non-GAAP financial measures are not determined in accordance with GAAP and should not be considered in isolation or as alternatives to net income, revenues or total debt or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. While we and other companies in our industry frequently use Adjusted EBITDA as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. All non-GAAP financial measures should be reviewed in conjunction with the Company’s financial statements filed with the SEC.

For a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure, please see “Reconciliation of non-GAAP Financial Measures” on page 7 of this press release.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements, including our guidance, outlook and statements about our expectations for future financial performance. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to: reductions or changes in Medicaid or other funding; changes in budgetary priorities by federal, state and local governments; substantial claims, litigation and governmental proceedings; reductions in reimbursement rates or changes in policies or payment practices by the Company’s payors; increases in labor costs; matters involving employees that may expose the Company to potential liability; the Company’s substantial amount of debt; the Company’s ability to comply with billing and collection rules and regulations; changes in economic conditions; increases in insurance costs; increases in workers compensation-related liability; the Company’s ability to maintain relationships with government agencies and advocacy groups; negative publicity; the Company’s ability to maintain existing service contracts and licenses; the Company’s ability to implement its growth strategies successfully; the Company’s financial performance; and other factors described in “Risk Factors” in Civitas’ Form 10-K. Words such as “anticipates”, “believes”, “continues”, "positions", “estimates”, “expects”, “goal”, "aspiration", “objectives”, “intends”, “may”, “hope”, “opportunity”, “plans”, “potential”, “near-term”, “long-term”, “projections”, “assumptions”, “projects”, “guidance”, “forecasts”, “outlook”, “target”, “trends”, “should”, “could”, “would”, “will” and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Select Financial Highlights
($ in thousands, except share and per share data)
(unaudited)
	Three Months Ended
	December 31,
	2016	2015
Gross revenue	$364,441	$349,736
Sales adjustments	(5,047)	(3,989)
Net revenue	359,394	345,747
Cost of revenue	283,976	271,012
Operating expenses:
General and administrative expenses	41,792	49,542
Depreciation and amortization	18,155	17,987
Total operating expenses	59,947	67,529
Income from operations	15,471	7,206
Other income (expense):
Other income (expense), net	56	(815)
Interest expense	(8,485)	(8,573)
Income (loss) from continuing operations before income taxes	7,042	(2,182)
Provision for income taxes	2,863	3,392
Income (loss) from continuing operations	4,179	(5,574)
Loss from discontinued operations, net of tax	—	(30)
Net income (loss)	$4,179	$(5,604)
Income (loss) per common share, basic and diluted
Income (loss) from continuing operations	$0.11	$(0.15)
Loss from discontinued operations	—	—
Net income (loss)	$0.11	$(0.15)
Weighted average number of common shares outstanding, basic	37,231,067	37,095,279
Weighted average number of common shares outstanding, diluted	37,328,638	37,095,279

Selected Balance Sheet and Cash Flow Highlights
($ in thousands)
(unaudited)

	As of
	December 31, 2016	September 30, 2016
Cash and cash equivalents	$53,725	$50,683
Working capital (a)	$87,879	$77,354
Total assets	$1,067,921	$1,086,158
Total debt (b)	$642,820	$644,591
Net debt (c)	$539,095	$543,908
Stockholders' equity	$154,496	$145,590

	Three Months Ended December 31,
	2016	2015
Cash flows provided by (used in):
Operating activities	$15,797	$6,617
Investing activities	$(10,571)	$(13,073)
Financing activities	$(2,184)	$(1,040)
Purchases of property and equipment	$(11,327)	$(9,122)
Acquisition of businesses, net of cash acquired	$—	$(4,156)

(a)	Calculated as current assets minus current liabilities.

(b)	Includes obligations under capital leases.

(c)
Represents net debt as defined in our senior credit agreement (total debt, net of cash and cash equivalents and restricted cash). See Reconciliation of non-GAAP Financial Measures for a reconciliation of total debt to net debt.

Reconciliation of Non-GAAP Financial Measures
($ in thousands)
(unaudited)
	Three Months Ended December 31,

	2016	2015
Net income	$4,179	$(5,604)
Loss from discontinued operations, net of tax	—	30
Provision for income taxes	2,863	3,392
Interest expense, net	8,481	8,349
Depreciation and amortization	18,155	17,987
Adjustments:
Stock-based compensation (a)	2,079	11,719
Exit costs(b)	—	2,140
Contingent consideration adjustment (c)	375	(2,945)
Sale of business(d)	—	1,250
Expense reduction project costs(e)	1,375	—
Adjusted EBITDA	$37,507	$36,318

(a)
Represents non-cash stock-based compensation expense. For the three months ended December 31, 2015, stock-based compensation includes $10.5 million of expense related to certain awards under our former equity compensation plan that vested in connection with our secondary offering and the distribution of our shares held by NMH Investment, LLC in October 2015. The vesting of these awards impacted the allocation of the shares of Civitas that were distributed from NMH Investment, LLC to our private equity sponsor and management and not the number of shares outstanding.

(b)	Represents severance and lease terminations costs associated with our ARY divestitures.

(c)	Represents the fair value adjustment associated with acquisition related contingent consideration liabilities.

(d)	Represents the loss recorded on the sale of our North Carolina ARY business.

(e)	Represents consulting and severance costs incurred in connection with the Company's project to optimize business operations and reduce company-wide expenses.

Reconciliation of Non-GAAP Financial Measures (continued)
($ in thousands)
(unaudited)
Reconciliations of net revenue to net revenue excluding ARY divested operations, for the three months ended December 31, 2016 and 2015 are as follows:

	Three Months Ended December 31,

	2016	2015	$ Change	% Change
Net revenue	$359,394	$345,747	$13,647	3.9%
Less net revenue from ARY divested operations	17	6,889	(6,872)
Net revenue excluding ARY divested operations	$359,377	$338,858	$20,519	6.1%

	Three Months Ended December 31,

	2016	2015	$ Change	% Change
ARY net revenue	$35,757	$42,194	$(6,437)	(15.3)%
Less net revenue from ARY divested operations	17	6,889	(6,872)
Human Services net revenue excluding ARY divested operations	$35,740	$35,305	$435	1.2%

A reconciliation of total debt to net debt is as follows:

	As of
	December 31, 2016	September 30, 2016
Total debt	$642,820	$644,591
Cash and cash equivalents	53,725	50,683
Restricted cash	50,000	50,000
Net debt	$539,095	$543,908

About Civitas

Civitas Solutions, Inc. is the leading national provider of home- and community-based health and human services to must-serve individuals with intellectual, developmental, physical or behavioral disabilities and other special needs. Since our founding in 1980, we have evolved from a single residential program to a diversified national network offering an array of quality services in 35 states.

Contact

Civitas Solutions, Inc.
Dwight Robson, 617-790-4800
Chief Public Strategy and Marketing Officer
dwight.robson@civitas-solutions.com